Exhibit 99.1

Neothetics, Inc. and Evofem Biosciences, Inc. Announce Merger

Agreement to Create Women’s Health Company

SAN DIEGO, CA, October 17, 2017 — Neothetics, Inc. (NASDAQ: NEOT) and Evofem Biosciences, Inc. today announced they have entered into a definitive agreement under which privately-held Evofem Biosciences will merge with a wholly-owned subsidiary of Neothetics in an all-stock transaction. The merger will position the combined company with an opportunity to become a leading women’s health company that develops and commercializes novel products. Upon closing of the transaction, Neothetics will be renamed Evofem Biosciences, Inc., and will be under the leadership of Evofem Biosciences’ Chief Executive Officer, Saundra Pelletier.

An affiliate of an existing Evofem Biosciences’ investor, Invesco Asset Management Ltd., has entered into a securities purchase agreement to acquire an additional $20 million of common stock in the combined company immediately following the completion of the merger.

“Following an extensive and thorough review of strategic alternatives, we believe the proposed merger with Evofem Biosciences provides the best opportunity to maximize value for Neothetics’ shareholders,” said Martha Demski, a member of Neothetics Strategic Transaction Committee and Board of Directors. “We believe the strength of the leadership team, coupled with the completion of its pregnancy prevention trial, will enable Amphora®to reach significant value inflection points in the near term.”

“This merger and concurrent financing provides continued funding for Evofem Biosciences’ ongoing Phase III study of Amphora® as a vaginal contraceptive – AMPOWER. We expect to close the study database and file for FDA review in the second quarter of 2019,” said Saundra Pelletier, Chief Executive Officer of Evofem Biosciences. “In addition, we have expanded our Amphora® clinical development platform with potential supplemental indications which would further strengthen its position as a cornerstone therapy in hormone-free birth control and as a preventative option for certain sexually transmitted infections.”

Amphora® is an on-demand non-hormonal, woman controlled, surfactant-free investigational new drug being developed as a vaginal contraceptive and for the prevention of certain sexually transmitted infections. Amphora® is also designated as a Qualified Infectious Disease Product (QIDP) by the U.S. Food & Drug Administration for two separate indications: the prevention of urogenital gonorrhea infection in women, and for the reduction of reoccurrence of bacterial vaginosis. These two QIDP designations could potentially offer a significant advancement in Evofem Biosciences’ efforts to make this drug available to women at risk of infection.

The AMPOWER trial is a single-arm, Phase III, open-label, multicenter, study in women aged 18-35 years of the contraceptive efficacy and safety of Amphora® contraceptive vaginal gel. The trial is expected to enroll approximately 1,350 women at risk of pregnancy at over 100 centers in the United States. The primary endpoint is the contraceptive efficacy of Amphora® over seven cycles of use.

“Evofem Biosciences is positioned to become a leading provider of women’s healthcare solutions with a much needed and truly differentiated offering,” said Mr. Thomas Lynch, Evofem Biosciences’ Chairman. “This merger with Neothetics creates an even stronger platform for the advancement of Evofem initiatives which will continue to create value for shareholders.”

Details of the Proposed Transaction

The parties determined the exchange ratio in the merger agreement by assuming $171,400,000 in value of Neothetics common stock will be issued to the Evofem Biosciences stockholders in the merger with $28,600,000 in value of common stock being retained by the Neothetics stockholders, in each case immediately prior to the Invesco financing. On a pro forma basis after giving effect to both the number of shares of Neothetics common stock issued in the merger and the number of shares of Neothetics common stock issued to Invesco in the Invesco financing, current Neothetics stockholders will own approximately 13% of the combined company and current Evofem Biosciences stockholders, including Invesco, will own approximately 87% of the combined company. The transactions have been approved by the board of directors of both companies. The merger is expected to close in January 2018, subject to the approval of the stockholders of each company as well as other customary conditions.

Neothetics financial advisor in the transaction is Oppenheimer & Co Inc. RBC Capital Markets is serving as financial advisor to Evofem Biosciences. DLA Piper LLP (US) is serving as legal counsel to Neothetics and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. is serving as legal counsel to Evofem Biosciences.

Management and Organization

Following the merger, the company will be led by Saundra Pelletier as Chief Executive Officer. The board of directors of the combined company is anticipated to be comprised of seven representatives, one of whom will be designated by Neothetics and the remaining six of whom will be designated by Evofem Biosciences, including, Ms. Pelletier and Mr. Lynch, Evofem Biosciences’ Chairman.

About Neothetics, Inc.

Neothetics is a San Diego based clinical-stage specialty pharmaceutical company that has been focused on developing therapeutics for the aesthetic market. For more information on Neothetics, please visit www.neothetics.com. Neothetics, LIPO-202, LIPO-102 and the Neothetics logo are trademarks or registered trademarks of Neothetics. For more information on Neothetics, please visit www.neothetics.com

About Evofem Biosciences, Inc.

Evofem Biosciences develops and anticipates commercializing innovative products that support and promote women as the primary healthcare consumer. Evofem Biosciences is currently identifying and developing new and novel products that specifically address unmet needs in the areas of sexual and reproductive health, the prevention of acquisition of sexually transmitted infections and products that address or promote general health and wellbeing. For more information on Evofem Biosciences, please visit www.evofem.com.

Additional Information about the Proposed Merger and Where to Find It

In connection with the proposed merger, Neothetics intends to file relevant materials with the Securities and Exchange Commission, or the SEC, including a registration statement on Form S-4 that will contain a prospectus and a proxy statement/information statement. Investors and security holders of Neothetics and Evofem Biosciences are urged to read these materials when they become available because they will contain important information about Neothetics, Evofem Biosciences and the proposed merger. The proxy statement/information statement, prospectus and other relevant materials (when they become available), and any other documents filed by Neothetics with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Neothetics by directing a written request to: Neothetics Inc., 9171 Towne Centre Drive, Ste. 250, San Diego, CA 92122, Attn: Investor Relations. Investors and security holders are urged to read the joint proxy statement, prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in connection with the proposed merger shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Neothetics and its directors and executive officers and Evofem Biosciences and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Neothetics and Evofem Biosciences in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed merger will be included in the proxy statement/information statement/prospectus referred to above. Additional information regarding the directors and executive officers of Neothetics is also included in Neothetics Annual Report on Form 10-K for the year ended December 31, 2016 and the proxy statement for Neothetics 2017 Annual Meeting of Stockholders. These documents are available free of charge at the SEC web site (www.sec.gov) and from Investor Relations at Neothetics at the address described above.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed merger and other contemplated transactions (including statements relating to satisfaction of the conditions to and consummation of the proposed merger, the expected ownership of the combined company, the alternatives to the proposed merger, and the ability of the combined company to raise additional capital to complete its clinical programs) constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control.

Risks and uncertainties for Neothetics and Evofem Biosciences and of the combined company include, but are not limited to: inability to complete the proposed merger and other contemplated transactions in connection with the merger; liquidity and trading market for shares prior to and following the consummation of the proposed merger and proposed financing; costs and potential litigation associated with the proposed merger; the inability to raise the additional capital necessary to complete current and anticipated clinical trials; failure or delay in obtaining required approvals by the SEC or any other governmental or quasi-governmental entity necessary to consummate the proposed merger, including our ability to file an effective proxy statement/information statement/prospectus in connection with the proposed merger and other contemplated transactions in connection with the merger, which may also result in unexpected additional transaction expenses and operating cash expenditures on the parties; an inability or delay in obtaining required regulatory approvals for product candidates, which may result in unexpected cost expenditures; risks inherent in drug development in general; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; failure to realize any value of certain product candidates developed and being developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; inability to develop new product candidates and support existing products; the approval by the FDA and EMA and any other similar foreign regulatory authorities of other competing or superior products brought to market; risks resulting from unforeseen side effects; risk that the market for the combined company’s products may not be as large as expected; inability to obtain, maintain and enforce patents and other intellectual property rights or the unexpected costs associated with such enforcement or litigation; inability to obtain and maintain commercial manufacturing arrangements with third party manufacturers or establish commercial scale manufacturing capabilities; loss of or diminished demand from one or more key customers or distributors; unexpected cost increases and pricing pressures; failure to obtain the necessary stockholder approvals or to satisfy other conditions to the closing of the proposed merger and the other contemplated transactions; a superior proposal being submitted to either party; uncertainties of cash flows and inability to meet working capital needs; and risks associated with the possible failure to realize certain benefits of the proposed merger, including future financial, tax, accounting treatment, and operating results. Many of these factors that will determine actual results are beyond Neothetics, Evofem Biosciences, or the combined company’s ability to control or predict.

Other risks and uncertainties are more fully described in periodic filings with the Securities and Exchange Commission (the “SEC”), including the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation, Neothetics’ Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q and in other filings that Neothetics makes and will make with the SEC in connection with the proposed transactions, including the proxy statement described above “Important Information and Where to Find It.” Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The statements made in this press release speak only as of the date stated herein, and subsequent events and developments may cause our expectations and beliefs to change. Unless otherwise required by applicable securities laws, we do not intend, nor do we undertake any obligation, to update or revise any forward-looking statements contained in this news release to reflect subsequent information, events, results or circumstances or otherwise. While we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law.

Neothetics Contact:

Susan A. Knudson

Chief Financial Officer

(858) 500-7780

sknudson@neothetics.com or ir@neothetics.com

Evofem Biosciences’ Contact:

Ellen Thomas

VP, Global Governance and Communications

(718) 490-3248

ethomas@evofem.com